ATTACHMENTS FOR N-SAR SUB-ITEM 77C
FOR THE PERIOD COMMENCING 1-1-05 AND ENDED 6-30-05



J.P. Morgan Mutual Fund Series (the Trust)

On January 20, 2005, Special Meetings of the shareholders of JPMorgan Intrepid
 America Fund, JPMorgan Intrepid Contrarian Fund, JPMorgan Intrepid Growth Fund and JPMorgan Intrepid Value Fund (the Funds), were held. At those meetings, the Funds shareholders voted to elect a new Board of Trustees.
With respect to William J Armstrong, there were 240,381,572 affirmative votes and 665,267 negative votes. With respect to Roland E Eppley, Jr., there were 240,381,572 affirmative votes and 665,267 negative votes.
With respect to John F. Finn, there were 240,381,572 affirmative votes and 665,267 negative votes. With respect to Dr. Matthew Goldstein, there were 240,381,572 affirmative votes and 665,267 negative votes.
With respect to Robert J. Higgins, there were 240,381,572 affirmative votes and 665,267 negative votes. With respect to Peter C. Marshall, there were 240,304,287 affirmative votes and 742,553 negative votes.
With respect to Marilyn McCoy, there were 240,381,572 affirmative votes and 665,267 negative votes. With respect to William G. Morton, Jr., there were 240,381,572 affirmative votes and 665,267 negative votes. With respect to Robert A. Oden, Jr., there were 240,381,572 affirmative votes and 665,267 negative votes. With respect to Fergus
Reid, III, there were 240,304,287 affirmative votes and 742,553 negative votes. With respect to Frederick W. Ruebeck, there were 240,381,572 affirmative votes and 665,267 negative votes. With respect to James J. Schonbachler, there were 240,381,572 affirmative votes and 665,267 negative votes. With respect to Leonard M. Spalding, Jr., there were 240,381,572 affirmative votes and 665,267 negative votes.

Also at the January 20 meeting, the Funds shareholders voted to approve the Agreement and Plan of Reorganization and Redomiciliation to reorganize as corresponding series of JPMorgan Trust I, a newly-created Delaware statutory trust. With respect to this redomiciliation there were 240,716,630 affirmative votes and 8,208 negative votes.